EXHIBIT 10.3




                                                              March 15, 2000


Richard Beckwitt
1901 Ascension Blvd., Suite 100
Arlington, Texas  76006

Dear Rick,

         In connection with your resignation as an officer and employee of D.R. Horton, Inc. (the "Company"), you and the Company hereby agree that your bonus for the fiscal year 2000 under the D.R. Horton, Inc. 2000 Incentive Bonus Plan (the "Plan") shall be 45.83% of whatever Donald J. Tomntiz ("Tomnitz") would be entitled to receive under the Plan, assuming that he remained an employee in good standing with the Company throughout the fiscal year (subject to any adjustments to Tomnitz's award permitted or required under the Plan).

         In the event Tomnitz's bonus is for less than a full fiscal year, for the purpose of calculating your bonus in accordance with the preceding paragraph, the amount of Tomnitz's bonus shall be annualized. That is, it shall be multiplied by a fraction, the numerator of which is the number of days in the fiscal year, and the denominator of which is the number of days in the fiscal year for which Tomnitz received a bonus. That amount shall then be multiplied by 45.83% to determine your bonus.

         This letter agreement is entered into subject to approval of the Compensation Committee. Please confirm your agreement to this letter by signing in the space provided below.

                                                 Very truly yours,

                                                 D.R. HORTON, INC.



                                                 By:   /s/ Donald R. Horton
                                                     -----------------------
                                                      Donald R. Horton,
                                                      Chairman of the Board


AGREED TO:         /s/ Richard Beckwitt
                 -------------------------
                    Richard Beckwitt